EXHIBIT 10.5

CPP Senior Executive Officer Agreement
Under the TARP Capital Purchase Program

December 4, 2008

[Name of Executive Officer]

MB Financial, Inc.

MF Financial Center

6111 North River Road

Rosemont, IL 60018

Dear [               ]:

MB Financial, Inc. (“Company”) proposes to enter into a letter agreement with the United States Department of Treasury (“UST”) as part of the Company’s participation in the UST’s TARP Capital Purchase Program (“CPP”). The letter agreement incorporates therein a Securities Purchase Agreement – Standard Form (“UST Purchase Agreement”) providing for the purchase (the “Purchase”) and receipt by the UST of preferred stock and warrants of the Company (such preferred shares, warrants, and if applicable, any common stock issued upon exercise of the warrants, the “Purchased Securities”).

In order for the Company to participate in the CPP and as a condition to the closing of the Purchase in the Company contemplated by the UST Purchase Agreement, the Company is required to take certain actions and adopt certain standards relating to the compensation of its senior executive officers (as defined below) and to make certain changes to certain compensation arrangements applicable to its senior executive officers.

The Company has determined that you are or may become a senior executive officer for purposes of the CPP.  To comply with these requirements, and in consideration of the benefits that you will receive as an employee, officer and/or stockholder of the Company as a result of the Company’s participation in the CPP, you agree as follows:

(A)
No Golden Parachute Payments.  The Company is prohibited from making any golden parachute payment (as defined below) to you during any “CPP Covered Period.” The “CPP Covered Period” is any period during which the UST holds any Purchased Securities.  The Company shall work with you between the date hereof and December 31, 2008 in order to determine the potential payments and benefits which may be subject to the foregoing limitations and, if necessary, to determine the order in which such payments and benefits would be reduced, if necessary.

(B)
Clawback of Bonus and Incentive Compensation.  Any bonus or incentive compensation payments to you during a CPP Covered Period are subject to recovery or “clawback” by the Company if such payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric, all within the meaning of and to the extent required by Section 111(b) of the EESA and CPP Guidance (as defined below).

(C)
Amendment of Compensation Arrangements.  Each of the Company’s compensation, bonus, incentive and other benefit plans, programs, arrangements and agreements pursuant to which you are or may became entitled to payments in the nature of compensation from the Company or any of its subsidiaries (including, without limitation any employment agreement, letter agreement, term sheet, stock option, restricted stock, performance share or other equity-based compensation agreement, deferred compensation plan, or severance plan) (collectively, “Compensation Arrangements”) is amended if and to the extent necessary to give effect to the provisions of clauses (A) and (B) above and as required under the UST Purchase Agreement.

(D)
Avoidance of Incentives Encouraging Unnecessary and Excessive Risks.  The CPP requires the Organization and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) to periodically review with the appropriate senior risk officers the provisions of the Company’s bonus and incentive compensation arrangements for the purposes of determining if such arrangements encourage the Company’s senior executive officers to take unnecessary and excessive risks that threaten the value of the Company within the meaning of the CPP Guidance. If and to the extent the Compensation Committee determines that any revision to any Compensation Arrangement is appropriate, you hereby agree to such revisions and to execute such additional documents as the Company deems necessary or appropriate to effect such revisions.

(E)	Definitions and Interpretations. The following definitions and interpretations shall apply to this letter:

“ESSA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulations thereunder issued by the UST at 31 CFR Part 30, effective on October 20, 2008, and in effect as of the “Closing Date” as defined in the UST Purchase Agreement.  Such guidance or regulations are referred to herein as the “CPP Guidance”.

“Senior executive officer” means each of the Company’s “senior executive officers” as defined in subsection 111(b)(3) of EESA and the CPP Guidance.

“Golden parachute payment” has the same meaning as in subsection 111(b)(2)(C) of EESA and the CPP Guidance.

“Company” or “employer” means MB Financial, Inc. and includes any entities treated as a single employer with MB Financial, Inc. under the CPP Guidance. You are also delivering a wavier (the “Waiver”) pursuant to the UST Purchase Agreement, and as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this letter.

The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with the CPP Guidance.

The application of provisions (A) an (B) of this letter are intended to, and shall be interpreted, administered and construed to, comply with Section 111 of EESA and the CPP Guidance and, to the maximum extent consistent with provisions (A) and (B) and such statute and regulations, to permit the operation of the Compensation Arrangements in accordance with their terms before giving effect to the provisions of this letter.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject and please sign and return the Waiver as well.

Sincerely, MB Financial, Inc. By: Name: Jill York Title: Vice President and Chief Financial Officer
Intending to be legally bound, I agree to with and accept the foregoing terms: Name: Title: Date: